                     BlackRock Debt Strategies Fund, Inc.

                              File No. 811-08603

  Sub-Item No. 77Q2: Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Fund's Board Members, executive officers, persons who own more than ten percent of a registered class of the Fund's common units, the Advisor and certain officers of the Advisor (the "Section 16 insiders"), including in some cases former Section 16 insiders for a period of up to 6 months, to file reports on holdings of, and transactions in, Fund common units with the Securities and Exchange Commission ("SEC") and to furnish the Funds with copies of all such reports.

   Based solely on a review of copies of such reports furnished to the Fund during the Fund's most recent fiscal year and representations from these
Section 16 insiders with respect to the Fund's most recent fiscal year, the Fund believes that its Section 16 insiders met all such applicable SEC filing requirements for the Fund's most recently concluded fiscal year, except that one Form 4 filing filed on behalf of Mr. James Keenan on November 14, 2016 incorrectly reflected the number of securities beneficially owned by the reporting person following his acquisition of securities on November 14, 2016. The Form 4 was amended on December 6, 2016 to reflect the correct number of securities beneficially owned by the reporting person following the reported acquisition of securities on November 14, 2016.